EXHIBIT 10.3

ENVIRONMENTAL PROCESSING AND COST SHARING AGREEMENT

This Environmental Cost Sharing Agreement (“Agreement”) is entered into as of June ___, 2010, by and among CADIZ INC. (“CADIZ”) and THREE VALLEYS MUNICIPAL WATER DISTRICT (“TVMWD”), each a “Party” and collectively the “Parties.”

RECITALS

A.           CADIZ owns and controls approximately 35,000 acres of land located in the Cadiz and Fenner valleys of San Bernardino County (the “Cadiz Property”).

B.           Substantial quantities of percolating groundwater exist within the aquifer system underlying the Property that naturally migrates to the Bristol and Cadiz dry lakes and then is lost to evaporation, such that water that would otherwise be wasted can be conserved and made available for reasonable and beneficial use in accordance with modern sustainable groundwater management practices.

C.           Existing and potential aquifer capacity exists within the underlying aquifers that can be prudently used to store conserved and imported water for subsequent beneficial use.

D.           San Bernardino County prepared an environmental impact report for the extraction of groundwater to provide water to overlying land uses in 1993 and approved an agricultural project for the Cadiz Property.

E.           Metropolitan Water District (“MWD”) and CADIZ jointly proposed a conjunctive use project for the Cadiz Property whereby surplus foreign water from the Colorado River would be stored beneath the Cadiz Property and delivered to MWD, and in 2002 the United States Department of Interior (the “DOI”) issued a record of decision and granted a right of way over federal lands for the proposed project.  In connection with these efforts, an environmental analysis of the conjunctive use project was prepared but MWD elected not to proceed with such project and the environmental impact report was not certified.

F.           In 2005-2006, CADIZ retained the environmental firm, PCR, to update the earlier environmental analysis referenced in Recital E and PCR found that there were no material changes in environmental conditions.

G.           In January of 2009, the United States Secretary of Interior opined that the rights of the railroad right of way secured by written agreement between CADIZ and the Arizona/California Railroad could be used to transport water without further action by the DOI.

H.           On May 14, 2009, CADIZ entered into a memorandum of understanding with the Natural Heritage Institute, whereby CADIZ pledged to operate any water project on the Cadiz Property on a long-term sustainable basis and to avoid environmental harm.

I.           In January of 2010, Professor John Sharp from the University of Texas completed his peer review of the methodologies used in the calculation of hydraulic conductivity for carbonate limestone prevalent in the Fenner Valley.

J.           Layne Christensen collected field data through the drilling of three wells in the Fenner Valley to establish the extent of alluvial thickness and hydraulic conductivity and it completed its work in February of 2010.

K.           In March of 2010, CH2MHILL completed an evaluation of hydrologic conditions within the Fenner Valley and the Orange Blossom Watersheds that are up-gradient to the Cadiz Property and it has concluded that more than 32,000 acre-feet of recoverable yield could be safely conserved and extracted from the Cadiz Property.

L.           In April of 2010, Geoscience completed its review of its earlier studies undertaken in connection with the MWD/Cadiz proposal in 2002 and examined the results of recent field work and it concurs with the CH2MHILL findings and further concludes that it is reasonable that more than 30,000 acre-feet of recoverable yield can be conserved and is available for extraction.

M.           In April of 2010, Professor John Sharp peer reviewed the CH2MHILL findings and conclusions, determining them to be reasonable.

N.           The Parties intend to conserve groundwater and manage the available groundwater supply in accordance with the directives stated by the California Supreme Court in City of Los Angeles v. City of San Fernando (1975) 14 Cal.3d 199 thereby withdrawing any temporary surplus required to obtain optimal groundwater water levels and to manage extractions within the long-term safe annual yield.

O.           Pursuant to the requirements of the California Environmental Quality Act and the Guidelines promulgated thereunder (“CEQA”), an Environmental Impact Report (“EIR”) will be prepared by the Santa Margarita Water District (“SMWD”) as Lead Agency to assess the environmental impacts of the Project (as defined below and to be more particularly defined in the EIR).

P.           TVMWD is a California Municipal Water District and it distributes water for beneficial uses within Eastern Los Angeles County.  It will act as a Responsible Agency for purposes of evaluating environmental impacts of the Project within its service area.

Q.           The Parties desire to enter into an agreement to fairly and equitably share certain environmental, engineering and other costs related to the environmental review and compliance process and other state and federal approvals required to satisfy conditions necessary to implement the Project as defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual promises set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions.  The following terms shall have the meaning as set forth below.

(a)           Annual Quantity.  “Annual Quantity” shall mean the quantity of water that is made available by CADIZ each year during the term of this Agreement through its intended water and groundwater management program that will optimize conservation, maximize reasonable and beneficial use, and  avoid loss of groundwater to evaporation, and is more specifically defined in Section 3.4 hereof.

(b)           Approved Budget.  “Approved Budget” shall mean that certain budget created, maintained and adopted by CADIZ setting forth the Project’s Eligible Environmental Costs, and subject to the limitations set forth in subclause (d) below.

(c)           Conserved Water.  “Conserved Water” shall mean indigenous groundwater that is extracted from the Cadiz Property under reasonable and prudent groundwater management practices.

(d)           Environmental Costs and Eligible Environmental Costs.  “Environmental Costs” shall mean all out-of-pocket costs reasonably incurred by any Party for goods or services provided by third parties for any environmental review, process or assessment performed for the purpose of complying with CEQA, the National Environmental Protection Act (“NEPA”). and applicable federal, state and agency regulations implementing those statutes, and all costs incurred in obtaining any permit, approval, authorization, opinion, assessment or agreement pursuant to the Endangered Species Act (“ESA”), the California Endangered Species Act (“CESA”), the public trust doctrine or any other federal or state environmental resource protection law or applicable federal or state regulations implementing same, including the costs of studying or designing any mitigation required to comply with CEQA, NEPA, ESA, CESA or any other federal or state resource protection law or applicable federal or state regulations implementing same, but excluding any Excluded Costs.  “Eligible Environmental Costs” shall consist of only those Environmental Costs identified in the Approved Budget and those unbudgeted Environmental Costs that are reasonably incurred for pre-approved activities but exceed the Approved Budget (including approved change orders), provided that budgeted Eligible Environmental Costs shall not exceed $1,000,000.

(e)           Environmental Litigation Costs.  “Environmental Litigation Costs” shall mean all costs reasonably incurred by any Party to defend any litigation that challenges, in whole or in part, compliance with applicable environmental laws and regulations or applicable federal or state regulation implementing same.

(f)           Environmental Mitigation Costs.  “Environmental Mitigation Costs” shall mean all costs of mitigation in making the water available for delivery to the Colorado River Aqueduct (“CRA”), including but not limited to, costs for goods and/or services provided by third parties and for use of in-house resources, including real or personal property or personnel, to design, construct, build, purchase, finance, administer, manage or operate any mitigation measure as a result of the environmental review process.  “Environmental Mitigation Costs” shall specifically exclude “Service Area Mitigation Costs” as defined herein.

(g)           Excluded Costs.  Notwithstanding anything to the contrary herein, the following costs shall be excluded from the definitions of Environmental Costs and Eligible Environmental Costs and will not be subject to cost-sharing absent a separate written agreement between the Parties:  Hydrologic studies completed prior to the date of this Agreement, including but not limited to Layne-Christensen, CH2MHILL, Geoscience, Professor Sharp, Environmental Litigation Costs, any costs related to a subject matter that is beyond the scope of this Agreement, each Party’s internal costs, including overhead and review costs, Environmental Mitigation Costs, Service Area Mitigation Costs, and Project costs voluntarily incurred by a Party.

(h)           Project.  For purposes of environmental review, “Project” shall have the meaning set forth in Exhibit “A” to this Agreement.

(i)           Storage.  For purposes of this Agreement Supplemental Storage and Carry-Over Storage shall mean as follows:  “Supplemental Storage” shall mean the use of unsaturated soils to store Conserved Water in the event that CADIZ is unable to or prevented from delivering Conserved Water to the CRA because there is insufficient capacity in the CRA.  “Carry-Over Storage” shall mean the use of unsaturated soils to store Conserved Water from year to year for subsequent withdrawal and delivery to purchaser for beneficial use.  Carry-Over Storage may also be used to store imported or foreign water, provided that sufficient pipeline capacity exists to convey water from the CRA to the Cadiz Property.

1.2           Rules of Construction and Word Usage.  Unless the context clearly requires otherwise, the Recitals to this Agreement are a part of this Agreement to the same extent as the Articles; the Exhibits attached to this Agreement are incorporated by reference and are to be considered part of the terms of this Agreement; the plural and singular numbers include the other; the masculine, feminine, and neuter genders include the others; “shall,” “will,” “must,” and “agrees” are each mandatory; “may” is permissive; “may not” is prohibitory; “or” is not exclusive; “includes” and “including” are not limiting; and “person” includes any natural person or legal entity.

ARTICLE 2
MANAGEMENT AND ADMINISTRATION

2.1           Lead Agency; Responsible Agencies.  SMWD will act as the lead agency for environmental review of the Project (SMWD or a successor being the “Lead Agency”) pursuant to California Resources Code, sections 21002.1 and 21067, and the CEQA Guidelines, section 15051(d).  TVMWD will be one of the responsible agencies pursuant to California Resources Code, section 21069, which may include other parties that subsequently elect to acquire Conserved Water from the Project and the County of San Bernardino (each, and including TVMWD, a “Responsible Agency” or “Responsible Agencies”).

2.2           Responsibility.

(a)           Primary Responsibility.  The Lead Agency will have the duty to evaluate the potential environmental impacts of the Project and it will have discretion to certify the EIR and to approve or reject the Project.  The Responsible Agency shall have the duty to evaluate potential environmental impacts within its boundaries and it has discretion to approve or reject its participation in the proposed Project.

(b)           Cooperation.  The Parties will cooperate and consult with each other Party and each Responsible Agency with a view to assuring the timely and proper completion of all environmental reviews and assessments contemplated by the Project.

(c)           Management and Administration.  In coordination and consultation with TVMWD, CADIZ will exercise good faith and best efforts in selecting competent professionals and consultants to perform the tasks that are necessary and prudent to implement the environmental review of the Project, such selection to be made with the consent of the Lead Agency.  CADIZ will assume primary responsibility for causing the retention of a qualified expert to prudently prepare an administrative draft of environmental documents, studies, analyses, and reports.  Further, the Parties acknowledge and agree that upon completion of the environmental process, all studies, reports, analyses, and plans shall be the joint property of CADIZ, on the one hand, and the Lead Agency, on the other.

2.3           Managers.

(a)           Designation of Contract Managers.  In order to facilitate and implement this Agreement, the contract manager designated by each Party herein shall be responsible for managing and implementing that Party’s performance hereunder.  Any Party may change its designated contract manager at any time by prior written notice to the other Parties.  The initial contract managers are:

For TVMWD:     Richard W. Hansen

For CADIZ:         Tim Shaheen

(b)           Communications.  All correspondence, notices or other matters related to this Agreement, including payments, shall be directed to the appropriate contract manager designated above in the manner set forth in Section 7.7 below.

ARTICLE 3
ENVIRONMENTAL COSTS AND LITIGATION COSTS

3.1           Environmental Costs.  CADIZ shall pay up to $500,000 of the Eligible Environmental Costs by (i) depositing the lesser of $250,000 or 25% of the estimated Eligible Environmental Costs on the effective date of this Agreement, and (ii) paying the balance up to an aggregate of $500,000 of the Eligible Environmental Costs as incurred and as invoiced by CADIZ.  After CADIZ has paid $500,000 of the estimated Eligible Environmental Costs as provided above, then cost-sharing obligations as between CADIZ and the Lead Agency and/or other third parties shall apply to the extent of such agreements thereto.  Each Responsible Agency shall bear its own environmental review and process costs, without limitation, and shall not have any cost-sharing responsibility under this Agreement.

3.2           Environmental Litigation Costs.  The Parties agree to cooperate, to proceed with reasonable diligence, and to use reasonable best efforts in evaluating potential proceedings challenging the legality, validity or enforceability of the Project, the environmental review of the Project, this Agreement, and/or the subject matter hereof.  Each Party shall bear its own Environmental Litigation Costs incurred in connection with any such defense, except as such Party may otherwise agree pursuant to a joint defense agreement between or among one or more of the other Parties.  Moreover, each Party may determine in its own complete discretion that it does not wish to assume the cost of defense.

3.3           Consideration.  As consideration for rights granted by CADIZ described herein, TVMWD hereby agrees to pay to CADIZ the sum of one hundred twenty five thousand dollars ($125,000), to cooperate in the completion of the environmental review of the Project, and to designate a representative to serve on a technical committee to develop the Approved Budget and participate in the evaluation and possible implementation of the Project (the “Consideration”).  Payment of the Consideration shall be paid within thirty (30) days following TVMWD’s receipt of written notice from CADIZ indicating more than five hundred thousand dollars ($500,000) have been expended by CADIZ in preparing environmental analysis of the Project.

3.4           Acquisition of Conserved Water.  In exchange for the Consideration provided hereunder, CADIZ hereby grants TVMWD the unilateral right and irrevocable option to acquire 5,000 acre-feet per year of Conserved Water as an Annual Quantity right in a manner materially consistent with the terms set forth in the Option Agreement between SMWD and CADIZ, executed on June 23, 2010 (a true and correct copy of which is attached hereto as Exhibit B and incorporated herein by this reference), provided that the price for the acquisition of such water and the timing of such payments are set forth on Exhibit C (“Price Schedule”) attached hereto, it being the intent of the Parties for the price of the Conserved Water set forth in the Price Schedule to be generally consistent with the price of Conserved Water agreed to by and between CADIZ and SMWD.  Upon TVMWD’s acquisition of the 5,000 acre-feet Annual Quantity, CADIZ will also make available to TVMWD an additional 5,000 acre-feet of Conserved Water as a one-time supply, free of any charges to TVMWD.  The Parties will determine a reasonable schedule for delivery of this additional quantity of Conserved Water.

3.5           Most Favored Nation.  Notwithstanding any other provision of this Agreement, TVMWD has, in its sole and complete discretion, the unilateral right and irrevocable option to elect the same price terms offered to any other purchaser of Conserved Water or Storage made available by CADIZ from and after the date of execution of this Agreement, subject to Project capacity.  Notwithstanding the foregoing, this clause shall not apply to the Option Agreement between CADIZ and SMWD (or to subsequent agreements between CADIZ and SMWD) as to the quantity of Fill Water and First Fill Storage SMWD receives at no additional cost, and agreements with public interest environmental groups.

3.6           Credit or Reimbursement of Consideration.

(a)           If the Lead Agency does not certify the EIR within twenty-four (24) months of the date of this Agreement, CADIZ will reimburse TVMWD in an amount equal to the Consideration within thirty days following the Lead Agency’s decision not to certify the EIR.

(b)           If the Lead Agency certifies the EIR but does not approve the Project within twenty-four months of the date of this Agreement, and TVMWD does not subsequently elect in the exercise of its sole and complete discretion to rely upon the EIR and approve the Project, independently or in coordination with other agencies, CADIZ will reimburse TVMWD in an amount equal to the Consideration within thirty (30) days following CADIZ’ receipt of written notice thereof from TVMWD.

(c)           If the Lead Agency certifies the EIR and approves the Project, but TVMWD elects in the exercise of its sole and complete discretion to not proceed with the Project, CADIZ will reimburse TVMWD in an amount equal to the Consideration within thirty (30) days following CADIZ’ receipt of written notice thereof from TVMWD.

(d)           If the Lead Agency and TVMWD approve the Project, but CADIZ elects not to proceed with the Project, CADIZ will reimburse TVMWD in an amount equal to the Consideration within thirty (30) days following TVMWD’s receipt of written notice thereof from CADIZ.

(e)           If the Lead Agency certifies the EIR and approves the Project and TVMWD elects to rely upon the EIR and approve the Project, CADIZ will provide TVMWD with a credit towards its subsequent purchase of water or storage in the Project in an amount equal to the Consideration.

(f)           If CADIZ assigns this Agreement, whether contractually or by operation of law, and TVMWD does not approve of the assignee and/or successor, TVMWD may terminate this Agreement in which case CADIZ will reimburse TVMWD in an amount equal to the Consideration not previously credited or reimbursed to TVMWD within thirty (30) days following TVMWD’s receipt of written notice of the assignment or succession from CADIZ.

ARTICLE 4
ENVIRONMENTAL MITIGATION COSTS

4.1           Environmental Mitigation Costs.  CADIZ will be responsible for payment of all Environmental Mitigation Costs, subject to CADIZ’ termination rights under Article 6.

4.2           Service Area Mitigation Costs.  Notwithstanding anything to the contrary herein, CADIZ shall not be responsible for any costs of mitigation within TVMWD’s water service area (“Service Area Mitigation Costs”).

ARTICLE 5
DISPUTE RESOLUTION

5.1           Disputes.  The Parties or their delegates shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation involving, as and when appropriate, the general manager or chief executive officer of each of the Parties.

ARTICLE 6
TERM AND TERMINATION

6.1           Term.  This Agreement shall commence and be in effect as of the date first set forth above, and shall continue until terminated in accordance with the terms hereof.

6.2           Termination of Participation by TVMWD.

(a)           Voluntary Termination.  TVMWD may elect to terminate its participation in this Agreement, and thus the Project, at any time upon written notice to CADIZ (“Termination Notice”).  The Termination Notice will be effective on the date on which CADIZ receives such Termination Notice (“Termination Date”).

(b)           Other.  This Agreement shall also terminate upon TVMWD’s withdrawal of its participation in the Project.  “Withdrawal” shall mean, whether voluntary or involuntary, any of the following:  (i) the failure of TVMWD to timely pay the Consideration, (ii) the failure of TVMWD to complete its environmental review of the Project, or (iii) the failure of TVMWD to approve its participation in the Project.

(c)           Effect upon Termination of Participation.  In the event of a termination of this Agreement pursuant to Sections 6.2(a) or 6.2(b) of this Agreement, TVMWD shall receive reimbursement from CADIZ in an amount equal to the Consideration, to the extent not previously reimbursed or credited pursuant to Article 3 hereof, within thirty (30) days of the Termination Date or the date of Withdrawal, and shall forfeit all rights accruing under Sections 3.4 and 3.5 of this Agreement as of the Termination Date.

6.3           Termination by CADIZ.  CADIZ may terminate this Agreement if it makes a good faith determination that either:

(a)           The projected Environmental Mitigation Costs will exceed $10 million, subject to CADIZ providing written notice to the Lead Agency and any Responsible Agency, including TVMWD, for purposes of exploring potential cost-sharing arrangements between and among the parties for the Environmental Mitigation Costs, in which case CADIZ shall provide written notice of termination to TVMWD and reimburse TVMWD for an amount equal to the Consideration to the extent not previously reimbursed or credited pursuant to Article 3 hereof, within thirty (30) days of the date of such notice of termination; or

(b)           The Project is infeasible, in which case CADIZ shall provide written notice of termination to TVMWD and reimburse TVMWD for an amount equal to the Consideration to the extent not previously reimbursed or credited pursuant to Article 3 hereof, within thirty (30) days of such notice of termination.

ARTICLE 7
GENERAL PROVISIONS

7.1           Release.  CADIZ expressly and knowingly fully and forever releases any claims, causes of actions, and remedies CADIZ may have against any Party arising out of this Agreement, except those arising out of or relating to: (i) CADIZ’ right to access to joint documents; (ii) CADIZ’ right to have the Agreement interpreted and rights of the Parties hereto declared; (iii) CADIZ’ right to enforce its right to reimbursement of costs as permitted in this Agreement; and (iv) CADIZ’ right to fund the legal defense of any Certified EIR.  Notwithstanding the provisions of California Civil Code Section 1542, which provides that “[a] general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executed release which if known by him or her must have materially affected his or her settlement with the debtor,” CADIZ expressly waives and relinquishes all rights and benefits afforded to CADIZ thereunder and under any and all similar laws of any state or territory of the United States with respect to the claims, actions, and/or losses released herein.  This Agreement shall act as a release of future claims that may arise from the aforementioned whether such claims are currently known, unknown, foreseen, or unforeseen.  CADIZ understands and acknowledges the significance and consequences of such specific waiver of Civil Code Section 1542 and hereby assumes full responsibility for any injuries, damages, losses, or liability that may result from the claims identified above.  Additionally, excepting the sole or contributory negligence or willful misconduct of TVMWD and further excepting those claims, actions and/or losses not released hereunder, CADIZ agrees to indemnify and hold TVMWD, and its officers, directors, agents, and employees, harmless from and against all claims and liabilities arising out of, in connection with, or resulting from, any and all acts or omissions on the part of CADIZ and and/or its owners, officers, directors, agents, representatives, contractors, consultants, and employees in connection with the Project, the environmental review thereof, and/or the performance of their obligations under this Agreement, and defend TVMWD and its officers, directors, agents, and employees from any suits or actions at law or in equity and to pay all reasonable court costs and counsel fees incurred in connection therewith.

7.2           Amendment.  This Agreement may be amended only by a written instrument signed by each of the Parties.

7.3           Attorney Fees.  If any Party commences a legal proceeding for any relief against any other Party arising out of this Agreement, the losing Party shall pay the prevailing Party’s legal costs and expenses, including, but not limited to, reasonable attorney fees and court costs, except as may otherwise be specified in the decision or order entered in said proceeding.

7.4           Authority.  Each Party represents and warrants that it has the requisite power and authority to enter into and perform its obligations under this Agreement.

7.5           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same Agreement after each party has signed such a counterpart.

7.6           Interpretation.  The provisions of this Agreement should be liberally interpreted to effectuate its purposes.  The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against either Party, as each Party has participated in the drafting of this Agreement and has had the opportunity to have their counsel review it.  Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa.  The word “including” means without limitation, and the word “or” is not exclusive.  Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of and the Exhibits attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto.  This Agreement shall be interpreted, enforced, and governed by the laws of the State of California, and venue for any action brought to interpret and/or enforce any provision of this Agreement shall be in a state or federal court located in the County of Los Angeles, State of California.

7.7           Notice.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly provided: (i) when transmitted via e-mail; (ii) seventy-two (72) hours after the writing is deposited in the mail system of the United States Postal Service prepaid for standard or certified mail return receipt requested; or (iii) at 4:59 p.m. PDST on the Business Day after the writing is deposited with a national overnight delivery service, e.g., Federal Express, DHL Worldwide Express or United Parcel Service, postage prepaid, with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.  Notices shall be directed as indicated below, or as may be changed or supplemented from time to time by the recipient Party by giving the other Party written notice in the manner stated above.

If to CADIZ:                          CADIZ, Inc.
550 S. Hope Street, Suite 2850
Los Angeles, CA 90017
(213) 271-1600
(213) 271-1614 (facsimile)
Attn:  Scott Slater
sslater@bhfs.com

If to TVMWD:                      Three Valleys Municipal Water District
1021 East Miramar Avenue
Claremont, CA  91711
(909) 621-5568
(909) 625-5470 (facsimile)
Attn:  Richard W. Hansen
rhansen@TVMWD.com

7.8           Good Faith.  The Parties agree to exercise their commercially reasonable best efforts and good faith to effectuate all the terms and conditions of this Agreement.

7.9           Other Instruments.  Each Party shall cause to be executed any further documents reasonably necessary in the opinion of the requesting Party.  The requesting Party shall pay the cost of the further documents, except that each Party shall pay its own attorney fees.

7.10           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns, except as restricted by this Agreement.

7.11           No Third-Party Rights.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

7.12           Waiver.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent or commit a Party to provide a waiver in the future except to the extent specifically stated in writing.  Any waiver given by a Party shall be null and void if the Party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.  No waiver shall be binding unless executed in writing by the Party making the waiver.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“TVMWD”                                           THREE VALLEYS MUNICIPAL WATER DISTRICT

By:           ____________________________________
Title:        ____________________________________

“CADIZ”                                           CADIZ, INC.

By:           ____________________________________
Title:        ____________________________________

Exhibit “A”:     Project Description
Exhibit “B”:     SMWD Option Agreement
Exhibit “C”:     Price Schedule
Exhibit “D”:     Effective Cost Range

EXHIBIT A

PROJECT DESCRIPTION

A groundwater banking operation on the Cadiz Property for the purpose of conserving water that is presently evaporated from the Cadiz and Bristol Dry-Lakes and conjunctively managing imported surface water that is spread and stored for recovery in accordance with principles of prudent groundwater management and the standards established in City of Los Angeles v. City of  San Fernando..  As articulated by San Fernando, the proposed project would make new and reliable water available for irrigation, solar, municipal water supply, environmental and other beneficial uses by withdrawing temporary surplus and managing groundwater extractions consistent with the long-term safe yield for the groundwater basin.

This Project may conserve, store and deliver to public water systems: (a) native groundwater water conserved by reducing controllable losses from the aquifer system and implementing prudent groundwater management strategies, and (b) water imported from outside the property (probably from the Colorado River) and percolated to actively recharge the aquifer.  The Project will be conducted consistent with prevailing groundwater management methodology governed by three primary principles: (a) Recharge and extraction of native and imported water within the Property will be conducted in a manner that achieves and then maintains optimal, long-term, safe (sustainable) yield and conjunctive use of water; (b) Management of the groundwater levels will not result in harm to the aquifers, or cause material adverse changes in water quality, differential land subsidence, or impairment of habitats dependent upon near-surface expressions of groundwater (such as phreatophytic vegetation, wetlands or surface stream flows); and (c) The banked water will directly and indirectly result in restoration of unrelated aquatic ecosystems currently impaired by water development.

The Project is intended to achieve environmental restoration benefits through the banking of imported water for active recharge and its use for environmental restoration purposes.

Up to 1,000,000 acre-feet of available dewatered storage capacity will be managed and made available for groundwater banking.  Of this amount, 150,000 acre-feet of the dewatered storage capacity will be initially reserved for first priority Carry-Over Storage Accounts (the right to carry over from year to year unproduced groundwater).  These Carry-Over Storage accounts may be acquired by those parties holding Annual Quantity Rights and acquired for the storage of conserved water and for the storage of imported water.  Further, Supplemental Storage will be made available to store Annual Quantity Rights that cannot be delivered by Cadiz due to insufficient capacity in the CRA.

All native and imported water, whether conserved or stored, will be recovered and conveyed between the Cadiz Property and the CRA along an active railroad line that Cadiz has acquired from the Arizona & California Railroad.  The proposed well-field and pipeline will be sized to accommodate the expected long-term recoverable yield of conserved water from the Fenner Valley and Orange Blossom Watersheds and foreign water that is stored in wet years and recovered in dry-years.

The initial term of the Project will be 50 years.

EXHIBIT B

[SMWD OPTION AGREEMENT TO BE ATTACHED]

EXHIBIT C

PRICE SCHEDULE

(All dollars are based on April 2010 Dollars and shall be adjusted on a mutually agreeable index to be negotiated in the purchase/sale agreement upon TVMWD’s purchase of the conserved water)

A. Conserved Water	$775.001 per afy2

The per acre-foot per year is the complete and final cost for the delivery of water to the CRA.  There are no added costs for this service.

B. Supplemental Storage	$0

CADIZ will provide Supplemental Storage to TVMWD without charge.  Supplemental Storage will be provided for the benefit of TVMWD in the event CADIZ is unable to deliver or is prevented from delivering water to the CRA because there is insufficient capacity in the CRA to accept the acquired conserved water.

C.           ICS Credits

CADIZ and TVMWD will share the benefit of any ICS Credits that are obtained equally (50/50) on a per acre-foot basis.  This means that if an ICS Credit is earned for the 5,000 acre-feet purchased by TVMWD, CADIZ and TVMWD will equally share the compensation attributable or fairly apportioned to that 5,000 acre-feet.

D.           Price Reductions

Further reductions in the price of Conserved Water may occur from applications from state and federal grants applications, contracts for services, exchanges of storage, conserved water and other consideration that may be obtained from the state and federal governments, MWD and other third parties (collectively, “Cost Off-Sets”).  These Cost Off-Sets may reasonably reduce the cost of water as delivered by CADIZ to the CRA as provided in Exhibit “D” as well as further reductions in cost being obtained and applied for the benefit of TVMWD after the delivery of water to the CRA and prior to the Conserved Water being received by TVMWD.  The Parties recognize and CADIZ expressly agrees that any Cost Off-Sets will be applied as a credit against some or all of the Project costs as may be requested by TVMWD so as to reduce the actual cost and the purchase price of Conserved Water delivered by CADIZ and as received by TVMWD.  (See Exhibit “D”).

E.           Carry-Over Storage

1. Class A (5,000 acre-feet)	**3
2. Class B (5,000 acre-feet)	$1,500.004 per af
3. Supplemental	No Charge5

F.           Pipeline Capacity6

1. Class A Firm (5,000 acre-feet)	**7
2. Class B Firm (5,000 acre-feet)	$2,400.008 per af9
3. Space Available Use	TBD10

G.           Annual Storage Administration Fee

1. Class A and B Carry-Over Storage Capacity	$20.0011 per af
2. Supplemental Storage	$0

EXAMPLE

If TVMWD acquires 5,000 acre-feet per year of Conserved Water and elects to purchase 5,000 acre-feet of Class B Carry-Over Storage, it will receive 5,000 acre-feet of Class A Carry-Over Storage without paying additional compensation and an additional 5,000 acre-feet of conserved water as a one-time supply without paying additional compensation.  TVMWD would then make an election as to whether it wished to purchase additional Firm capacity or elect to move a portion of its Conserved Water on a Space Available basis.

Conserved Water – 5,000 AF	Paid Upon Delivery of Water to Canal or Carry-Over Storage	$775 Per AFY subject to a 5% cap on annualized escalation (see fn 1 and 2) prior to Cost Off-Sets.
Supplemental Storage	No Charge	No Charge
Class A Carry-Over Storage	No Charge	$0
Class B Carry-Over Storage	Paid Upon Project Approval12	$7.5 million13 per minimum of 5,000 af of storage capacity
Additional One-Time 5,000 AF of Conserved Water	Dedicated upon acquisition of Annual Quantity, one-time supply	$0
Class A Pipeline Capacity	Paid Upon Project Approval	$0
Class B “Firm” Pipeline Capacity	Paid Upon Project Approval	$12 million14 per 5,000 af of storage
Class B “Space Available” Pipeline Capacity	Paid Upon Actual Use of Pipeline Capacity	TVMWD pays actual incremental cost to Cadiz plus a share of pro-rated capital to reimburse the costs of those parties holding firm capacity.

Accordingly, by way of example and without commitment, if TVMWD acquired (i) 5,000 acre-feet as an Annual Quantity, (ii) 10,000 acre-feet of Carry-Over Storage (i.e., 5,000 Class B acquired plus 5,000 Class A at no cost) and (iii) 10,000 acre-feet of Firm Capacity (i.e., 5,000 Class A Firm at no cost plus 5,000 Class B Firm acquired), the total up-front cost for the Program would be $19.5 million with an annual charge of $775 for the water and an ongoing maintenance charge of $20 per acre-foot or $200,000 annually.   The decision to have Space Available Pipeline Capacity (rather than Firm Capacity) would reduce the upfront costs by $12 million so that a total of $7.5 million would be due and payable for the purchase of Carry-Over Storage.  However, TVMWD would then pay both CADIZ’ incremental cost in transporting the water, if any, and a share of pro-rated capital costs.

1 April 2010 dollars.

2 Subject to a 5% cap on average annualized escalation.

3 Made available upon purchase of Class B Carry-Over Storage.

4 April 2010 dollars.

5 Made available.

6 Charges may be subject to Cost Off-Sets as provided in C. and D. above.

7 Made available.

8 April 2010 dollars.

9 LOI quotes at $12 million per 5,000 af.

10 Actual incremental cost plus a reasonable share of pro-rated capital.

11 April 2010 dollars.

12 The approval of the Project by the Lead Agency.

13 April 2010 dollars.

14 April 2010 dollars.

EXHIBIT D

EXAMPLE OF EFFECTIVE COST RANGE

(In April 2010 Dollars)

COST OF INITIAL 5K AF	$775

ICS Credits	($200)

Sub Net	$575

LRP Funding	($250)

Net of Combined Credits	$325

COST OF WHEELING	$314

RANGE OF AS DELIVERED PRICE TO MWD MEMBER AGENCY: $639-$1089